INTERNATIONAL GAME TECHNOLOGY REPORTS RECORD
                FISCAL 2003 SECOND QUARTER AND SIX-MONTH RESULTS


FOR IMMEDIATE RELEASE                                         APRIL 22, 2003

     (Reno, NV) International Game Technology (NYSE: IGT) today reported its operating results for the second quarter and six months ended March 29, 2003. For the second quarter, income from continuing operations increased 28% to $93.1 million and earnings per diluted share from continuing operations increased 34% to $1.07 compared to the quarter ended March 30, 2002. For the current quarter, total revenues and earnings of unconsolidated affiliates increased 15% to $567.5 million, and operating income increased 22% to $166.8 million compared to the same period in the prior year. For the second quarter of the previous year, revenues and earnings of unconsolidated affiliates were $495.3 million, operating income totaled $136.7 million, and income from continuing operations was $72.6 million or $0.80 per diluted share.

     For the six months ended March 29, 2003, income from continuing operations increased 46% to $181.5 million and earnings per diluted share from continuing operations increased 38% to $2.07 compared to the six months ended March 30, 2002. For the current six-month period, total revenues and earnings of unconsolidated affiliates increased 32% to $1.1 billion and operating income increased 38% to $322.9 million compared to the same period in the prior year. For the six months ended March 30, 2002, revenues and earnings of unconsolidated affiliates were $830.6 million, operating income totaled $234.5 million, and income from continuing operations was $124.4 million or $1.50 per diluted share.

     Second quarter net income, including discontinued operations as discussed below, totaled $87.1 million or $1.00 per diluted share versus $73.9 million or $0.81 per diluted share for the same quarter last year. For the six months just ended, net income totaled $178.7 million or $2.03 per diluted share compared to $125.7 million or $1.52 per diluted share in the prior year period.

     EBITDA (earnings from operations before interest, taxes, depreciation, amortization and stock-based compensation) increased 14% and 35% to $203.8 million and $404.3 million for the current quarter and year-to-date periods, compared to $178.7 and $299.5 million in the same prior year periods. Cash flow provided by operating activities totaled $124.3 million for the six months just ended, compared to $245.2 million in the prior year. The decrease in operating cash flow primarily resulted from increased receivables related to machine shipments late in the quarter, increased inventory balances due to anticipated gaming machine demand and increased income tax payments resulting from higher profits. Capital expenditures, including investment in gaming operations equipment, totaled $66.9 million and $34.0 million for the current and prior year-to-date periods.

     During the current quarter, IGT completed an offering of 30-year zero-coupon senior convertible debentures. The total offering amounted to $969.8 million aggregate principal amount at maturity and resulted in aggregate gross proceeds to IGT of $575.0 million. Concurrent with the offering, IGT repurchased
1.8 million shares of its common stock for $137.3 million at an average price of approximately $77 per share. At the time of the offering, Moody's upgraded our debt rating to investment grade and S&P reaffirmed our investment grade credit rating. As of March 29, 2003, the remaining shares authorized under IGT's stock repurchase program, as amended, totaled approximately 10.0 million shares.

     As previously announced, IGT committed to sell the casino and slot route operations acquired in connection with the Anchor acquisition. In late February 2003, the company announced the closing of the slot route sale for total gross proceeds of approximately $60.5 million. On April 17th, we also received approval from the Colorado gaming authorities for the sale of our Colorado casino operations and expect to close by the end of April. During the current quarter, IGT also committed to sell its non-strategic pari-mutuel wagering business, United Tote, which was also purchased in connection with the Anchor acquisition. Our financial statements have been reclassified to present the casino, slot route and United Tote operations as discontinued operations and assets held for sale for all periods presented.

     Based on our commitment to a plan to sell United Tote and preliminary offers of interest from prospective buyers in the current quarter, we recorded an estimated loss on the sale of discontinued operations of $6.7 million, net of tax. The current quarter and year-to-date periods included a total loss related to our discontinued operations, net of tax, of $6.0 million and $2.8 million, or $0.07 and $0.04 per diluted share. Prior year quarter and year-to-date periods reflected income from discontinued operations of $1.3 million, net of tax, or $0.01 and $0.02 per diluted share.

     IGT sold 34,800 machines worldwide during the current quarter compared to 29,500 machines in the prior year quarter. Product sales revenue for the quarter totaled $254.5 million, an increase of 23% from $206.3 million in the prior year period. Gross profit on product sales increased 38% for the quarter to $122.8 million versus $88.7 million in the prior year. Gross profit margins on product sales increased to 48% for the current quarter versus 43% in the prior year period. Margin improvements primarily resulted from greater domestic machine volumes and related operational efficiencies, as well as a greater share of revenues related to EZ Pay(TM) and systems.

     Domestically, IGT sold 19,800 machines in the current quarter compared to 16,300 machines in the same prior year period. Domestic replacement sales totaled a record 13,900 machines, an increase of 15% from 12,000 machines in the prior year quarter. The increase in total domestic unit sales resulted primarily from greater replacement demand in the Nevada and Midwestern riverboat markets, as well as the Canadian provinces of Quebec and Saskatchewan.

     "Our EZ Pay(TM) technology continues to gain even broader acceptance with our customers and slot players alike," said IGT President G. Thomas Baker. "During the quarter, we signed an agreement with Station Casinos in which they will purchase up to 8,000 additional EZ Play(TM) gaming machines over the next three years for their existing casino locations, as well as the new Thunder Valley Casino in Northern California."

     International machine shipments for the quarter totaled 15,000 compared to 13,200 in the prior year period, due primarily to increased sales in the U.K. and Europe, offset by decreased sales in Australia. Our international businesses continue to be steady contributors to operating income and cash flows.

     IGT sold 64,500 machines worldwide during the first half of fiscal 2003 compared to 61,900 machines in the same prior year period. Year-to-date product sales revenue totaled $495.8 million, an increase of 22% from $405.9 million in the prior year. Gross profit on product sales increased 39% for the current six month period to $237.8 million versus $171.2 million in the prior year period. Gross profit margins on product sales increased to 48% versus 42% for the same prior year period. The increase in profit margins was primarily due to domestic machine unit sales comprising approximately 61% of total machine unit sales versus 47% in the comparable prior year period, ongoing operational efficiencies, and a greater share of revenues related to EZ Pay(TM) systems.

     Domestic machine shipments for the six months just ended totaled 39,100 machines, an increase from 28,800 in the comparable prior year period. Domestic replacement sales totaled a record 25,000 machines, an increase of 34% from 18,600 machines in the prior year period. The increase in domestic replacement sales resulted primarily from greater demand for IGT's EZ Pay(TM) ticket-in ticket-out technology in the Nevada, New Jersey and Midwestern markets. In addition, replacement sales for the year have been strong in the government-operated public gaming markets, namely the Canadian provinces of Quebec and Saskatchewan.

     International machine shipments for the first half of the year totaled 25,400 compared to 33,100 in the prior year period, due primarily to decreased machine sales in Japan and Australia, offset by increased machine sales in the U.K. and Europe.

     Revenues and earnings of unconsolidated affiliates from proprietary gaming operations totaled $274.4 million in the current quarter, an increase of 8% compared to $254.2 million in the second quarter of fiscal 2002. Quarterly gross profit from proprietary gaming increased 6% to $147.0 million compared to $138.5 million in the prior year. The quarter-over-quarter increases resulted primarily from an increase in the installed base of recurring revenue machines, as well as an enhanced yield per machine due to strong game introductions and a favorable jurisdictional mix.

     Year-to-date gaming operations revenue and earnings from unconsolidated affiliates increased to $522.6 million or 34% from $390.0 million in the same prior year period. Gross profit from proprietary gaming operations increased 23% to $279.1 million compared to $226.2 million in the prior year. The year-over-year improvements resulted primarily from the inclusion of the Anchor Joint Venture activities subsequent to the Anchor acquisition, an increase in the installed base of recurring revenue machines, and an increase in yield per machine resulting from strong game introductions and a favorable jurisdictional mix.

     IGT's installed base of recurring revenue machines, including machines placed in both casino and racino markets, ended the current quarter at 32,800, an increase of 900 from the same quarter last year and 300 from the immediately preceding quarter. Machines in casino markets ended the quarter at 28,800 machines, an increase of 500 from the same quarter last year and an increase of 300 from the immediately preceding quarter, primarily resulting from increased placements in the Native American and Nevada markets. Machines in racino markets ended the quarter at 4,000 machines, an increase of 400 from the prior year quarter and flat when compared to the immediately preceding quarter. The increase over the prior year quarter was primarily related to increased placements in Delaware, where IGT now has approximately 60% of the installed base of video lottery gaming machines.

     Significant game introductions for the year that have received favorable customer acceptance include such popular themes as I Love Lucy(R), The Beverly Hillbillies(TM), (IGT's first penny progressive video slot machine), and Family Feud(TM). New game themes expected to be introduced throughout the remainder of fiscal 2003 include HARLEY-DAVIDSON(R) S2000(R), UNO(R), Sale of the Century(TM) and M*A*S*H(TM).

     Revenues from lottery systems totaled $38.6 million in the current quarter, an increase of 11% from $34.7 million in the prior year quarter. Gross profit increased 25% for the quarter to $13.5 million versus $10.8 million in the prior year period. Year-to-date, lottery systems revenues and gross profits totaled $75.6 million and $26.0 million. The current quarter and year-to-date revenues and gross profits benefited from commencement of our on-line lottery contract in South Korea, which went live in early December 2002.

     Operating expenses for the quarter and year-to-date periods totaled $116.5 million and $220.1 million compared to $101.3 million and $173.7 million in the comparable prior year periods. The current quarter included approximately $2.5 million in severance costs associated with the transition of the Bozeman, Montana manufacturing facility to Reno. In addition, due to the current restrictive regulatory environment in Australia, we recorded $900,000 in severance costs in an effort to reduce staffing levels at our local subsidiary. Operating expenses increased due to additional incentive accruals related to our operating performance, increased legal costs related to intellectual property protection, increased costs associated with our company-wide enterprise resource planning (ERP) system implementation, and ongoing investment in research and development.

     Other expense, net, for the current quarter and year-to-date periods totaled $17.3 million and $31.5 million compared to $19.3 million and $34.9 million for the same periods in the prior year.

     Cash and cash equivalents at March 29, 2003 totaled $958.3 million, working capital totaled $1.3 billion, and total long-term debt was $1.5 billion. Cash and cash equivalents at September 28, 2002 totaled $421.4 million, working capital totaled $700.0 million and total long-term debt was $971.4 million. The increases are primarily related to the convertible debt offering previously mentioned.

     As previously announced on April 1, 2003, International Game Technology (NYSE "IGT") will host a conference call regarding its Second Quarter Fiscal Year 2003 earnings release on Tuesday, April 22, 2003 at 6:00 a.m. (Pacific Daylight Time) with Maureen T. Mullarkey, Chief Financial Officer of International Game Technology. The access numbers are as follows:

     Domestic callers dial 888-428-4480, passcode IGT
     International callers dial 612-288-0329, passcode IGT

    The conference call will also be broadcast live over the Internet. Please refer to the following informationto access the call:

     What:     Conference Call following International Game
               Technolog's Second Quarter Fiscal Year 2003
               Earnings Release
     When:     Tuesday, April 22, 2003 at 6:00 a.m.
                 (Pacific Daylight Time)
     Where:    http://www.firstcallevents.com/service/ajwz377559379gf12.html
               -------------------------------------------------------------
     How:      Live over the Internet -- Simply log on to the web address above
     Contact:  Robert McIver 775-448-0110

     Minimum requirements to listen to the broadcast include Windows Media Player or Real Player and at least a 28.8Kbps connection to the Internet.

     If you are unable to participate during the live webcast, the call will be archived at http://www.igt.com and http://www.prnewswire.com until Friday, May 2, 2003.

     Interested parties not having access to the Internet may listen to a taped replay of the entire conference call commencing at approximately 11:15 a.m. (Pacific Daylight Time) on Tuesday, April 22, 2003. This replay will run through Friday, May 2, 2003. The access numbers are as follows:

     Domestic callers dial 800-475-6701, access code 680457
     International callers dial 320-365-3844, access code 680457

     For more information on International Game Technology, visit our website at http://www.igt.com. In this release, we make some "forward looking" statements, which are not historical facts, but are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to analyses and other information based on forecasts of future results and estimates of amounts not yet determinable.

     These statements also relate to our future prospects and proposed new products, services, developments or business strategies. These statements are identified by their use of terms and phrases such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "will," "continue," and other similar terms and phrases, including references to assumptions. These statements include the following: the statement that our EZ Pay(R) technology continues to gain broader acceptance with our customers and stimulate replacement demand; the statement that our international businesses continue to be steady contributors to operating income and cash flow; the statement that significant machine introductions were met with favorable customer acceptance; and the statement that new game themes expected to be introduced include Sale of the Century(TM), HARLEY-DAVIDSON(R) S2000(R), UNO(R) and M*A*S*H(TM).

     Although we believe that the expectations reflected in any of our forward looking statements are reasonable, actual results could differ materially from those projected or assumed. Our future financial condition and results of operations, as well as any forward looking statements, are subject to change and to inherent known and unknown risks and uncertainties. We do not intend, and undertake no obligation, to update our forward looking statements to reflect future events or circumstances. We urge you to carefully review the following discussion of the specific risks and uncertainties that affect our business. These include, but are not limited to, changes in demand for IGT's products because of a reduction in the growth of markets or changes in the popularity of our products, the continuing or lingering impact of terrorist related events on play per game and capital equipment purchases by casinos across our jurisdictions, a change in the appeal of ticket-in/ticket-out technology, a reduction in the pace of the replacement of machines, a decrease in the popularity of our recurring revenue games, the risks of conducting international operations, the adoption of new unfavorable gaming laws or laws applicable to gaming machine manufacturers, the uncertainties generally associated with the development and manufacturing of gaming machines and systems, reduced lottery sales in jurisdictions where we have lottery contracts, our ability to renew existing lottery contracts, and our ability to generate sales of new video lottery central control systems and video lottery terminals. Historical results achieved are not necessarily indicative of future prospects of IGT. More information on factors that could affect IGT's business and financial results are included in our Annual Report on Form 10-K for the year ended September 28, 2002.

     IGT is a world leader in the design, development and manufacture of microprocessor-based gaming and lottery products and software systems in all jurisdictions where gaming and lotteries are legal. For more information on International Game Technology, visit our website at http://www.igt.com.

     Contact:  Maureen Mullarkey (775) 448-0127 or Robert McIver (775) 448-0110.

IGT Second Quarter Fiscal Year 2003
Unaudited Condensed Consolidated Statements of Income


                             Quarters Ended      Six Months Ended
                            Mar. 29,  Mar. 30,  Mar. 29,    Mar. 30
                             2003      2002      2003        2002
 (Amounts in thousands,
  except per share amounts)

Revenues
    Product sales            $254,529  $206,325  $  495,779  $405,930
    Gaming operations         274,559   254,961     522,942   356,849
    Lottery systems            38,561    34,729      75,600    34,729
    Total revenues            567,649   496,015   1,094,321   797,508
Costs and expenses
    Cost of product sales     131,775   117,621     257,950   234,724
    Cost of gaming
      operations              127,370   115,763     243,496   163,753
    Cost of lottery systems    25,024    23,901      49,579    23,901
    Research and development   23,330    22,618      44,280    38,031
    Depreciation and
      amortization             13,054    13,786      27,442    19,026
    Selling, general, and
     administrative            76,165    60,371     141,366   105,679
    Provision for bad debts     3,961     4,497       7,013    11,013
    Total costs and expenses  400,679   358,557     771,126   596,127
Earnings (losses) of
  unconsolidated affiliates      (166)     (748)       (345)   33,117
Income from operations        166,804   136,710     322,850   234,498
Other income (expense), net   (17,306)  (19,341)    (31,513)  (34,922)
Income from continuing
  operations before tax       149,498   117,369     291,337   199,576
    Provision for income
      taxes                    56,361    44,742     109,834    75,159
Income from continuing
  operations                   93,137    72,627     181,503   124,417
  Income from discontinued
    operations, net of tax        722     1,273       3,943     1,273
  Loss on sale of discontinued
    operations, net of tax     (6,745)        -      (6,745)        -
Income (loss) from
  discontinued operations      (6,023)    1,273      (2,802)    1,273
Net income                    $87,114   $73,900  $  178,701  $125,690
Basic earnings per share
    Continuing operations       $1.09     $0.81  $     2.11  $   1.53
    Discontinued operations     (0.07)     0.02       (0.04)     0.02
    Net income                  $1.02     $0.83  $     2.07  $   1.55
Diluted earnings per share
    Continuing operations       $1.07     $0.80  $     2.07  $   1.50
    Discontinued operations     (0.07)     0.01       (0.04)     0.02
    Net income                  $1.00     $0.81  $     2.03  $   1.52
Weighted average common
  shares outstanding           85,564    89,293      86,209    81,078
Weighted average common and
  potential shares
  outstanding                  87,253    90,989      87,872    82,690

    IGT Second Quarter Fiscal Year 2003
    Unaudited Condensed Consolidated Balance Sheets

                                           Mar. 29,    Sep. 28,
                                             2003        2002
    (Amounts in thousands)

    Assets
      Current assets
        Cash and cash equivalents          $958,317    $421,405
        Receivables, net                    448,009     372,646
        Inventories, net                    152,080     139,847
        Other                               234,044     276,712
      Total current assets                1,792,450   1,210,610
      Long-term notes and contracts
        receivable, net                     152,545     136,629
      Property, plant and equipment, net 291,265 287,836 Investments to fund liabilities to
        jackpot winners                     332,611     329,802
      Goodwill and intangibles, net of
        amortization                      1,228,101   1,238,448
      Other assets                          121,239     112,493
      Total Assets                       $3,918,211  $3,315,818
    Liabilities and Stockholders' Equity
      Current liabilities                  $493,316    $511,059
      Long-term notes payable and capital
        lease obligations, net of current
        maturities                        1,548,232     971,375
      Long-term jackpot liabilities         378,209     380,567
      Other liabilities                      13,675      11,010
      Total Liabilities                   2,433,432   1,874,011
      Minority interest                       9,191       8,663
      Total Stockholders' Equity          1,475,588   1,433,144
      Total Liabilities, Minority
        Interest and Stockholders'
        Equity                           $3,918,211  $3,315,818

IGT Second Quarter Fiscal Year 2003
    Unaudited Condensed Consolidated Statements of Cash Flows

                                             Six Months Ended
                                           Mar. 29,    Mar. 30,
                                             2003        2002
    (Amounts in thousands)

    Cash flows from operating activities
      Net income                           $178,701    $125,690
      Adjustments to reconcile net
        income to net cash provided
        by operating activities:
          Depreciation, amortization and
            other non-cash items            113,228      78,452
          Change in receivables             (99,966)      5,077
          Change in inventories             (22,162)     19,596
          Changes in other operating
            assets and liabilities          (45,889)      6,131
          Earnings of unconsolidated
            affiliates less than
            distributions                       345      10,233
              Total adjustments             (54,444)    119,489
    Net cash provided by operating
      activities                            124,257     245,179
    Net cash provided by investing
      activities                              4,400     115,058
    Net cash provided by (used in)
      financing activities                  411,330     (76,150)
    Effect of exchange rate changes on
      cash and equivalents                   (3,075)      1,083
    Net increase in cash and cash
      equivalents                           536,912     285,170
    Cash and cash equivalents at:
      Beginning of period                   421,405     364,234
      End of period                        $958,317    $649,404



    Reconciliation of Free Cash Flow
      Net cash provided by operating
        activities                         $124,257    $245,179
      Investment in property, plant
        and equipment                       (18,875)     (8,175)
      Investment in gaming operations
        equipment                           (48,022)    (25,818)
    Free Cash Flow                         $ 57,360    $211,186

IGT Second Quarter Fiscal Year 2003
Unaudited Supplemental Data

                             Quarters Ended    Six Months Ended
                            Mar. 29,  Mar. 30, Mar. 29,  Mar. 30,
                             2003      2002      2003     2002

 (Amounts in thousands)

Reconciliation of Income
  From Operations to EBITDA:

  Income from operations     $166,804  $136,710  $322,850 $234,498
  Depreciation and
    amortization               36,149    40,771    79,633   63,787
  Stock-based compensation        872     1,195     1,843    1,226

  EBITDA                     $203,825  $178,676  $404,326 $299,511

We define EBITDA as earnings from operations before interest, taxes, depreciation (including depreciation in earnings of unconsolidated affiliates) and amortization, and stock-based compensation. EBITDA is a supplemental non-GAAP financial measure commonly used by management and industry analysts to evaluate our financial performance. We believe that EBITDA provides useful information to investors regarding our ability to service debt. EBITDA should not be construed as an alternative to income from operations (as an indicator of our operating performance) or cash flows from operations (as a measure of liquidity) as determined in accordance with generally accepted accounting principles. All companies do not calculate EBITDA in the same manner, and EBITDA as presented by IGT may not be comparable to EBITDA presented by other companies.